Exhibit 10.1

AGREEMENT AND GENERAL RELEASE

WHEREAS, First Commonwealth Financial Corporation (“Employer”) employed Joseph E. O’Dell (“Employee”); and

WHEREAS, Employer and Employee wish to resolve any and all matters between them relating to Employee’s employment and termination from employment;

NOW, THEREFORE, in consideration of the mutual undertakings set forth below, this Separation Agreement and Release (“SAR”) will govern Employee’s termination from employment with Employer and will resolve, finally and completely, any and all possible claims and disputes between Employer and Employee arising from such employment and termination of employment:

1. Employer’s employment records will reflect that Employee’s employment with Employer terminated effective February 28, 2007 (the “Termination Date”).

2. In exchange for Employee’s execution of this SAR, Employer agrees to:

(a)	pay Employee Four Hundred Thousand Dollars ($400,000.00), less any and all legally required withholding and deductions. This amount will be paid in twelve equal installments beginning in March 2007 and ending in February 2008, in accordance with Employer’s regular payroll practices;

(b)	pay the Employee Two Hundred Fifty-Seven Thousand Dollars ($257,000), less any legally required withholdings and deductions. This amount will be paid in a single sum payment on March 14, 2008; provided, however, that if Employee fails to comply with the covenants set forth in paragraphs 11-12 hereof, as determined by the Employer, Employee shall be required and hereby agrees to immediately repay the full amount of $257,000 to the Employer upon written demand thereof; and

(c)	pay Employee Twenty Thousand Four Hundred and Seventy-Two Dollars and Fifty-Six Cents ($20,472.56), less any legally required withholdings and deductions. The sum of Twenty Thousand Four

Hundred and Seventy-Two Dollars and Fifty-Six Cents ($20,472.56) will be paid on March 30, 2007, in accordance with Employer’s regular payroll practices. Employer will also extend continuation coverage to the Employee, as required by Section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”) under the First Commonwealth Financial Corporation Group Health Plan (“Plan”) on the terms and conditions mandated by COBRA including the Employee’s payment of the applicable COBRA premiums. If Employee exhausts COBRA (completion of the applicable 18-month COBRA coverage period), the Employer shall provide a conversion health insurance policy and as permitted under state law (“Conversion Policy”), beginning in September 2008, and Employer shall be responsible for the cost of such Conversion Policy up to Two Thousand Two Hundred Dollars ($2,200.00) per month in premiums for the Conversion Policy with the Employee required to pay any remainder in premiums. The Employer will cease to provide Conversion Policy coverage under this paragraph on the earlier of: (i) August 2010; (ii) the date the Employee fails to pay his portion of the Conversion Policy premiums; or (iii) the date of the Employee’s death.

Employee acknowledges that he is not otherwise entitled to receive the foregoing payments and benefits unless he executes this SAR. Employee agrees that he accepts the consideration set forth in paragraphs 2 and 4 of this SAR as adequate and in the full, final, and complete settlement of all possible claims which he might have as described in paragraph 3 of this SAR. Employee expressly understands, agrees and covenants that Employer shall not be required to make any further payment, for any reason whatsoever and including any payment of attorneys’ fees or costs, to him or to any person, attorney, representative, heir or estate, regarding any claim or right whatsoever which might possibly be asserted by him or on his behalf. In the event that Employee dies prior to the amounts set forth in paragraph 2(a) — (b) being paid to him, Employer agrees to pay any remaining but unpaid amounts to Alice O’Dell.

3. In exchange for the promises contained in paragraphs 2 and 4, Employee hereby unconditionally releases Employer, its affiliates, officers, directors, Board, employees, shareholders, agents, benefit plans, predecessors, successors and/or assigns from any and all claims, issues, or causes of action, known or unknown, as of the Effective Date of this Agreement (defined in paragraph 16), including those arising out of Employee’s employment with Employer, Employee’s interaction with Employer’s employees, and Employee’s separation from employment with Employer, including, but not limited to: (i) all claims under any possible legal, equitable, contract, or tort theory, including, but not limited to, any and all claims for wrongful discharge or for breach of contract and any and all claims for defamation, slander, invasion of privacy, misrepresentation, negligence, or intentional or negligent infliction of emotional distress; (ii) all claims under any possible statutory theory, including, but not limited to, any and all claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Federal Rehabilitation Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Pregnancy Discrimination Act, the Equal Pay Act, the Pennsylvania Human Relations Act, and any and all other federal, state, and/or local employment and other legal claims, and any other civil rights law, including any federal, state, or local law, statute, ordinance, regulation, or executive order prohibiting employment discrimination based on age, sex, sexual orientation, religion, race, color, handicap, disability, retaliation, or any other characteristic proscribed by law, or any other legal claims, such as whistleblower claims, wrongful discharge claims, and claims for possible attorneys’ fees and costs; (iii) all claims under the Employee Retirement Income Security Act of 1974, all claims under the Wage Payment and Collection Law, and all claims under the Family and Medical Leave Act; and (iv) all claims for the fees, costs, and expenses of any and all attorneys who have at any time or are now representing Employee in connection with this SAR or in connection with any matter released by Employee. Employee acknowledges and covenants that he has not sustained any work-related injury or illness during his employment with Employer. Employee acknowledges that he has filed no charges, complaints, or other claims against Employer. Employee further understands, covenants, and agrees that he will not enter suit or initiate any proceedings of any kind against Employer or any other person or entity on any of the claims mentioned above. To the extent, however, that any entity or person sues on Employee’s behalf concerning any possible claim, Employee agrees that this SAR has fully and finally satisfied any and all possible claims, and Employee agrees to waive and otherwise relinquish eligibility for any recovery beyond what he has received in this SAR, even if he participates or otherwise assists in such litigation.

4. Employer will offer Employee the opportunity to perform services for Employer pursuant to the Independent Contractor Services Agreement attached hereto as Attachment A.

5. Employee does not waive, nor shall this SAR be construed to waive, any right which is not subject to waiver as a matter of law (such as a claim for workers’

compensation benefits), claims for vested benefits under, for example, any qualified retirement plan, or any claim or right which arises after the Effective Date of this Release.

6. Employee understands and agrees that Employer, including any successor or affiliate of Employer, will not be obligated in any way to provide him with future employment, compensation, or benefits in any amount or for any reason, and Employee agrees not to seek any such employment, reemployment, compensation or benefits.

7. Employee expressly understands and agrees that Employer expressly denies that it harmed him or treated him unlawfully, unfairly or discriminatorily in any way, or that it retaliated against him. Neither this SAR nor the implementation thereof shall be construed to be, or shall be, admissible in any proceedings as evidence of an admission by Employer of any violation of or failure to comply with any federal, state or local law, ordinance, agreement, rule, regulation, or order. The preceding sentence does not preclude introduction of this SAR by either party to establish that the other’s claims were resolved and released according to the terms of this SAR or by Employer or Employee to establish any breach of this SAR.

8. Employee is hereby advised to consult with an attorney prior to executing this SAR to help him fully understand and appreciate its legal effect. Employee swears that he has carefully read the foregoing release, that he understands completely its contents, that he understands the significance and consequences of signing it, and that he has had a full and fair opportunity to have his attorney explain all of its contents and ramifications. Employee expressly warrants that he has been afforded the opportunity to consider this SAR for a period of twenty-one (21) calendar days. Employee further swears that he has agreed to and signed this SAR knowingly and voluntarily of his own free will, act, and deed, and for full and sufficient consideration.

9. Employee shall have a period of seven (7) days following his execution of this SAR to revoke it (“Revocation Period”), and this SAR shall not be effective or enforceable prior to the expiration of the Revocation Period. Revocation must be made by delivering, within the Revocation Period, a notice to Thaddeus Clements, Senior Vice President, P.O. Box 400, Indiana, Pennsylvania 15701. The revocation of this SAR by Employee will automatically revoke the terms described in paragraphs 2 and 4 of this SAR. If Employee does not advise Employer in writing that he revokes this SAR within the Revocation Period, the SAR shall become effective and be forever enforceable. Employee understands that if he revokes this SAR, he will not receive the sums or other consideration set forth in paragraphs 2 and 4 of this SAR.

This SAR shall not become effective or enforceable until at least the eighth (8th) day after the date that Employee signs the SAR.

10. By entering into this SAR, Employer expressly denies any unlawful or unfair conduct.

11. Employee agrees that for the period from February 28, 2007 to August 2010, Employee will not, for himself, as an agent, employee, contractor or owner, or on behalf of another person or entity, directly or indirectly, engage in any “Prohibited Position” with any “Competing Business.” For purposes of this SAR, “Prohibited Position” shall mean any position, whether as principal, agent, officer, director, employee, consultant, shareholder, or otherwise: (i) where Employee will be engaged in the management, sale, development, or marketing of products or services of the type provided by the Employer; and (ii) during employment with Employer, Employee was privy to or given access to proprietary and/or confidential business information of the Employer concerning the Employer’s management, strategy, performance, sale, development or marketing of that type of product or service and/or was involved in maintaining the Employer’s customer relationships or goodwill; “Competing Business” shall mean any person, corporation or other entity which engages in the marketing and/or sale of: (i) retail banking products in the Commonwealth of Pennsylvania, including, for example, personal and business accounts, private banking, business banking, loans, lines of credit, mortgages, and other investment or financial products; or (ii) any other product or service of the Employer, currently and in the future, in the Commonwealth of Pennsylvania, in which the Employee had involvement, and/or about which Employee learned of, and/or may have acquired any knowledge about, while employed by the Company. Employee also agrees not to enter into, consult about, or become involved with any transactions that he learned and/or became aware of through his employment with Employer. Employee acknowledges that this restriction is properly limited so that it will not interfere with his ability to earn a livelihood and that this restriction is reasonable and necessary to protect Employer’s legitimate business interest, including the protection of its confidential and trade secret information. In exchange for the consideration set forth in paragraphs 2 and 4, Employee agrees to be bound by the terms of this paragraph 11. Employee’s provision of services to Employer pursuant to the Independent Contractor Services Agreement with Employer will not violate the terms of paragraph 11. The foregoing covenants shall not be deemed to prohibit Employee from acquiring as an investment not more than five percent (5%) of the capital stock of a Competing Business, whose stock is traded on a national securities exchange or through an automated quotation system of a registered securities association.

12. a. Except as otherwise required by law, Employee agrees to refrain from directly or indirectly engaging in publicity or any other action or activity that reflects adversely upon Employer, its Board, officers, employees, agents and business, including any successor or affiliate.

b. Employee agrees to keep confidential any proprietary information and other knowledge acquired or otherwise learned from or on behalf of Employer during his employment to the extent such information or knowledge has not been published, has not been disseminated, or is not otherwise a matter of general public knowledge.

c. Except as otherwise required by law, Employee agrees to keep confidential and not disclose the terms of this SAR to any person, with the exception of attorneys or other individuals consulted by Employee to understand the interpretation, application, or legal or financial effect of this SAR or to implement any portion of it. Employee further agrees that prior to disclosing the terms of this SAR to any of the foregoing individuals, those persons must pledge to strictly maintain such confidentiality before Employee shares such information with them.

13. If, contrary to this SAR, a lawsuit is filed by Employee, or Employee otherwise commits a material breach of this SAR, Employer will have the right, without affecting the continued validity and enforceability of the SAR, and in addition to and not in lieu of all other legal and equitable remedies, to discontinue all further payments and benefits due under this SAR and to seek redress at law for any and all damages, costs and fees.

14. In response to inquiries by prospective employers of Employee, Employer agrees to provide only confirmation of Employee’s job title and dates of employment. All such reference inquiries should be directed solely to Thaddeus Clements.

15. Employee warrants that he has returned any and all Employer documents or other materials, including, without limitation, electronic or “hard” data, software, policy manuals, office supplies, keys, and any Employer property in his possession to Employer.

16. In exchange for Employer’s promises contained in this SAR, Employee has executed this SAR, including the release in paragraph 3 of this Agreement. Employer has no obligation to pay any sums or benefits under this SAR, including under paragraphs 2 and 4 of this Agreement, until: (1) it receives a fully executed copy of this SAR from Employee; and (2) the Revocation Period set forth in paragraph 9 expires and Employee does not revoke the

SAR during the Revocation Period (“Effective Date”). If Employer revokes the SAR, Employer owes no obligations under this SAR and has no obligations to pay the sums or give the benefits set forth in paragraphs 2 and 4.

17. Employee and Employer understand and agree that the terms and conditions of this SAR constitute the full and complete understandings, agreements, and promises of the parties, and that there are no oral or written understandings, agreements, promises, or inducements made or offered other than those set forth in writing in this SAR. Notwithstanding the foregoing, Employee agrees that this SAR does not cancel, reduce or otherwise diminish any post-employment obligations relating to confidentiality, use of confidential information, non-competition, and non-solicitation.

18. Employee agrees that his seat on the Board of Directors of First Commonwealth Financial Corporation and all affiliate Boards and Committees will end effective February 28, 2007.

19. Employee is solely responsible for all tax liabilities and other consequences beyond the deductions made by Employer from amounts payable under this SAR.

20. Employee expressly agrees that this SAR will be governed by Pennsylvania law, except as preempted by federal law.

21. Employee and Employer waive any right to a court (including jury) proceeding and instead agree to submit any dispute over the application, interpretation, validity, or any other aspect of this Agreement to binding arbitration consistent with the application of the Federal Arbitration Act and the procedural rules of the American Arbitration Association (“AAA”) before an arbitrator who is a member of the National Academy of Arbitrators (“NAA”) out of a panel of eleven (11) arbitrators to be supplied by the AAA.

22. If any court, arbitrator, or other authority determines that any term, condition, clause, or other provision of this SAR is void or invalid, it, he, or she will have discretion to modify such term, condition, clause, or other provision of this SAR to make it valid, or, alternatively, if it, he, or she declines to make such a modification and leaves it invalid, the remaining portions of this SAR will remain in full force and effect.

AGREED:

/s/ Joseph E. O’Dell
Joseph E. O’Dell For Myself, My Heirs, Personal Representatives and Assigns	Dated: February 28, 2007

AGREED:

/s/ David R. Tomb Jr.
David Tomb Senior Vice President On Behalf of First Commonwealth Financial Corporation	Dated: February 28, 2007

ATTACHMENT A

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (“Agreement”) is entered into by and between Joseph E. O’Dell (“Consultant”) and First Commonwealth Financial Corporation for and on behalf of itself, its subsidiaries, and affiliated and related companies (“FCFC”).

WHEREAS, the Consultant and FCFC are mutually interested in Consultant’s performing services for FCFC from time to time as needed and requested by FCFC; and

WHEREAS, the Parties acknowledge that Consultant was formerly employed by FCFC; and

WHEREAS, Consultant acknowledges that he is no longer an employee of FCFC, his employment having terminated on February 28, 2007.

NOW, THEREFORE, for and in consideration for the mutual covenants and promises hereinafter set forth, and for other good and valuable consideration, Consultant and FCFC agree as follows:

1.	Services. From time to time as needed and requested by FCFC during the period commencing March 1, 2007 through September 3, 2010 (“Consulting Period”), Consultant agrees to perform services in a consulting capacity.

Consultant will not be entitled to participate, or continue to participate, as an active employee in any employee benefit programs or plan provided by FCFC. Consultant will be solely responsible for filing and paying federal income and social security taxes as required by law with respect to any remuneration received under the terms of this Agreement.

2.	Compensation and Expenses.

As compensation for the satisfactory performance of services hereunder, FCFC will pay Consultant One Thousand Dollars ($1,000.00) per month in exchange for Consultant’s performance of requested projects and/or services.

3.	Standard of Performance.

(a)	Consultant will be given work assignments by the President and Chief Executive Officer of FCFC. Any work performed by Consultant must be previously authorized and approved by FCFC.

(b)

The details of the method and manner of performing the services shall be under Consultant’s own control, FCFC being interested only in the results of Consultant’s work. The services to be provided hereunder shall conform to the requirements specified by FCFC and shall be performed in accordance with sound and generally accepted industry standards. In the event Consultant’s services hereunder should fail to meet the foregoing standard, or not prove satisfactory to FCFC, as a result of human error, omission, or otherwise, FCFC shall notify Consultant, and Consultant shall perform such corrective services, including re-performance of the services, requested by FCFC. Any such corrective services requested by FCFC shall be completed in a timely manner and at Consultant’s expense.

(c)	Consultant is, for all purposes hereunder, an independent contractor, and in no event shall he or any of his employees, contract personnel, sub-contractors or other personnel performing services hereunder (collectively, “Consultant’s Associates”) be considered employees of FCFC. It is further understood and agreed that FCFC shall not have any obligations as an employer to Consultant, or to Consultant’s Associates as an employer, including, but not limited to, federal income taxes, FICA taxes, Workers’ Compensation, retirement benefit plans and programs, any employee welfare benefit plans, programs, and all insurance coverages related to any of the foregoing.

(d)	Consultant agrees not to be unavailable to the FCFC for more than two (2) consecutive weeks without prior approval. Consultant will give FCFC notice if he will be unavailable for any more than one (1) week.

(e)	Consultant agrees to conduct his activities hereunder in accordance with all applicable laws and FCFC’s Code of Business Conduct and applicable law.

(f)	Consultant agrees to obtain FCFC’s written approval prior to subcontracting any of the services under this Agreement. The terms and conditions of this Agreement shall apply to all Consultant’s Associates who perform services under this Agreement.

4.	Termination of Consulting Agreement.

(a)	This Agreement shall terminate and expire on the last day of the Consulting Period, as defined in paragraph 1, unless earlier terminated. Any new agreement must be approved in accordance with FCFC’s policies and business practices then in effect.

(b)

This Agreement may be terminated during the Consulting Period by FCFC for convenience at any time upon seven (7) days’ advance written notice to Consultant. In the event of such termination, FCFC shall pay Consultant for all services rendered through the date of termination in accordance with Section 2(a) of this Agreement. FCFC will also pay Consultant the amount of One Thousand Dollars ($1,000.00) per month for each month remaining in the term of the Consulting Agreement after the termination of the Consulting Agreement, unless FCFC terminates the Consulting Agreement because of Consultant’s non-performance. If FCFC terminates this Agreement due to Consultant’s non-performance, it shall owe no sums to him under this Agreement other than those for services already provided as of the date of the termination of the Consulting Agreement. “Non-performance” is defined as Consultant’s material breach of this Agreement, such as a substantial failure to perform, or failure to perform in a timely manner, the reasonable work assigned to him by FCFC. In the event of Consultant’s non-performance, FCFC agrees to give Consultant written notice setting forth the details of the non-performance, requesting corrective action by Consultant, and to provide Consultant with fifteen (15) days to cure. If Consultant terminates this Consultant Agreement for any reason, FCFC will have no obligation to pay him any sums under this Consulting Agreement other than those for services already provided as of the date of the termination of the Consulting Agreement. Consultant agrees to give FCFC seven (7) days’ advance notice of any termination of this Agreement by him.

(c)	This Agreement shall terminate automatically and immediately upon Consultant’s death or in the event Consultant becomes incapable, in FCFC’s reasonable judgment, from effectively performing his services under this Consulting Agreement by reason of illness, disability, incapacity or any other reason. Any remuneration due to Consultant under this Consulting Agreement at the time of his death will be paid to his estate.

(d)	Notwithstanding termination of the consulting arrangement prior to the end of the Consulting Term, the parties agree that Consultant’s obligations under Sections 5 and 6 shall survive in accordance with their respective terms.

5.	Proprietary and Confidential Information. Consultant agrees to cooperate fully with FCFC in its patents, proprietary information, and nondisclosure policies. Consultant further agrees as follows:

(a)	Except as permitted below, Consultant will not at any time disclose to others, permit to be disclosed, use, permit to be used, copy or permit to be copied any Proprietary and Confidential Information (as defined below), which he learns or observe as a result of, or during the performance of, the services to be provided hereunder or have previously learned as a result of a prior relationship, including, without limitation, a previous employment relationship or previous consulting relationship, with FCFC. Further, Consultant agrees to maintain in confidence any proprietary and confidential information of customers and other third parties received or of which he has knowledge as a result of his consulting services and/or prior employment by FCFC.

(b)

“Proprietary and Confidential Information” shall include, without limitation, financial information; marketing plans and cost data; business and implementation plans; engineering plans; photographs, maps, drawings, reports and specifications; prospect lists; technical information concerning products, equipment, services and processes; procurement procedures and pricing techniques; names and other information (such as credit and financial data) concerning customers and business affiliates; and other trade secrets, concepts, ideas, plans, strategies, analyses, surveys and proprietary information related to the past, present or anticipated business of FCFC. Except as required by law, no such information shall be released to anyone other than authorized representatives of FCFC or the customer for whom the services are being performed, who have a bona fide need to know in order to enable Consultant to perform the services, either before or after completion of the work, except with written consent of FCFC and the customer, if applicable, as communicated in writing to Consultant by FCFC’s authorized representative. The prohibitions of this Section 5 shall not apply, however, to information in the public domain (but only if the same becomes part of the public domain through means other than a disclosure prohibited hereunder).

(c)	Consultant and the Consultant’s Associates understand and agree that these obligations may be enforced by legal or equitable action for damages, injunction or otherwise, brought by FCFC, or by the customer for whom the work is performed, or their assigns.

(d)	FCFC shall have the sole ownership of all intellectual property rights (including patent and copyright rights) in the goods, systems and services provided to FCFC by Consultant under this Agreement, including, without limitation, reports, information or data provided in electronic form or generated through use of Consultant’s hardware, firmware or software (including microcodes, applications, programs, files and databases), computers, or other information technology systems, or otherwise provided through use or application of any items containing any electronic controls, valve or embedded chip or controller (the “Deliverables”), except that Consultant shall retain the sole ownership of all intellectual property rights (including patent and copyright rights) in any software, programs, documents, systems or any other items, including modifications thereof, owned or developed by Consultant prior to, and/or completely independent and separate from, Consultant’s engagement and performance hereunder (the “Consultant Technology”) and which may be used by Consultant in its performance of services and incorporated into the Deliverables. FCFC shall have a perpetual, non-revocable, royalty-free license to utilize such Consultant Technology solely as part of the Deliverables.

(e)

All correspondence, memoranda, notes, records, reports, papers, summaries, photographs, drawings, data or information, analyses, or other documents (including, without limitation, any computer-generated, computer-stored or electronically-stored materials), and all copies, extracts or summaries thereof, made, composed or received by Consultant, solely or jointly with others, and which are in Consultant’s possession, custody or control and which are related in any manner to the past, present or anticipated business or FCFC (collectively, the “FCFC Documents”) shall either be delivered to FCFC or destroyed by Consultant, as directed by an authorized representative of FCFC, on or before the date of termination of this Agreement. Consultant hereby grants and conveys to FCFC all right, title and interest in and to, including, without limitation, the right to possess, print, copy and sell or otherwise dispose of, any FCFC Documents which may have been prepared by Consultant or under his direction or which may have come into his possession in any way during the Consulting Period which relate to the past, present or anticipated business of FCFC.

(f)	Prior to engaging a Consultant’s Associate to provide services in connection with this Agreement, Consultant agrees that he will cause each such Consultant’s Associate to separately execute an agreement agreeing to be bound by the terms of this Section 5.

7.	Dispute Resolution. It is the mutual intention of the parties to have any disputes concerning this Agreement resolved out of court. Accordingly, the parties agree that any such dispute or controversy that cannot be resolved by the parties shall be submitted for resolution through final and binding arbitration. The foregoing notwithstanding, FCFC shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any breach or continuation of any breach of the provisions of Section 5, and Consultant hereby consents that such restraining order or injunction may be granted without the necessity of FCFC posting any bond.

8.	Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Pennsylvania, without regard to principles of conflicts of law, unless preempted by federal law, in which case federal law shall govern without application of the principles of conflicts of law; provided, however, that the Federal Arbitration Act shall govern in all respects with regard to the resolution of disputes hereunder.

9.	Enforcement of Agreement. No waiver or nonaction with respect to any breach by the other party of any term or provision of this Agreement, or the waiver or nonaction with respect to any breach of the provisions of similar consulting agreements with other consultants, shall be construed to be a waiver of any succeeding breach of such provision, or as a waiver of the provision itself. No waiver shall be binding unless in writing and signed by the party waiving the breach. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications and, to this end, the provisions of this Agreement are declared to be severable.

10.

Conflicting Requirements. FCFC objects to the inclusion of any different or additional terms by Consultant or in Consultant’s performance of the services under this Agreement. The terms and conditions contained herein shall take precedence over any of those either expressed or implied by Consultant’s documentation presented to FCFC.

11.	Entire Agreement. The foregoing and any attached schedules and exhibits constitute the entire agreement between the parties and supersede any representations or agreements heretofore made, except that the Confidential Separation and General Release Agreement between the Parties remains in full force and effect. This Agreement may be amended only by a document signed by Consultant and a duly authorized representative of FCFC.

12.	Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when received by or tendered to Consultant or FCFC, as applicable, by pre-paid courier or by United States registered or certified mail, return receipt requested, postage pre-paid, addressed as follows:

FCFC:

Thaddeus Clements

First Commonwealth Bank

Senior Vice President

P.O. Box 400

Indiana, Pennsylvania 15701

CONSULTANT:

Joseph E. O’Dell

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the 28th day of February, 2007.

CONSULTANT		FIRST COMMONWEALTH FINANCIAL CORPORATION

By:	/s/ Joseph E. O’Dell	By:	/s/ David R. Tomb Jr.

Name:	Joseph E. O’Dell	Name:	David R. Tomb Jr.